Exhibit 10.1

                               PURCHASE AGREEMENT

            PURCHASE AGREEMENT, dated as of December 16, 1999 (the "Agreement"), by and between Valley Insurance Company, a California insurance company ("Seller"), and Motor Club of America, a New Jersey corporation ("Purchaser").

            WHEREAS, Seller is the owner of all of the outstanding shares of capital stock of Mountain Valley Indemnity Company (formerly known as White Mountains Insurance Company), a New Hampshire stock insurance company (the "Company"), all of such outstanding shares being referred to herein as the "Shares;" and

            WHEREAS, Purchaser desires to purchase, and Seller desires to sell or cause to be sold to Purchaser, all of the Shares of the Company, subject to the terms and conditions of this Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

            SECTION 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the Shares free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than restrictions imposed by Federal or state securities laws and the insurance laws of the State of New Hampshire.

            SECTION 1.2 Purchase Price. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay to Seller $7,500,000 (the "Purchase Price") by wire transfer of immediately available funds to an account or accounts designated by Seller.

            SECTION 1.3 Closing.

            (a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Seller's ultimate
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parent, Unitrin, Inc. ("Unitrin"), in Chicago, Illinois on a date not later than the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI hereof or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

            (b) At the Closing, Seller shall deliver or cause to be delivered to
Purchaser: (i) stock certificates evidencing all Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and (ii) all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

            (c) At the Closing, Purchaser shall deliver to Seller: (i) the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Seller, and (ii) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      Seller represents and warrants to Purchaser as follows:

            SECTION 2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority would not have a Company Material Adverse Effect (as hereinafter defined). The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. Seller has heretofore made available to Purchaser a complete and correct copy of the articles of incorporation and by-laws of the Company, as currently in effect. As used in this Agreement, "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, assets, financial condition or operations of the Company, taken as a whole; provided, however, that the effects of changes that arise from conditions generally extant in, or are generally applicable to, the property and casualty insurance markets in which the Company operates or the United States economy, shall in each case be excluded from the determination of a Company Material Adverse Effect; and provided, further, that any adverse effect on the Company resulting from the execution of this Agreement and the


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

announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of a Company Material Adverse Effect.

            SECTION 2.2 Capitalization/Subsidiaries.

            (a) Section 2.2 of the written schedule delivered by Seller to Purchaser at or prior to the execution of this Agreement and attached hereto (the "Disclosure Schedule") sets forth the authorized, issued and outstanding capital stock of the Company. Each of the outstanding shares of capital stock of the Company is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Seller or the Company to issue, transfer or sell any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company, or (iii) voting trusts or similar agreements to which Seller or the Company is a party with respect to the voting of the capital stock of Company.

            (b) The Company has no subsidiaries.

            SECTION 2.3 Ownership of Stock. The Shares are owned by Seller free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws, and the insurance laws of the State of New Hampshire. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than restrictions noted in the preceding sentence.

            SECTION 2.4 Authorization; Validity of Agreement. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, has been duly authorized by all necessary corporate action, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due and valid authorization, execution and delivery hereof by Purchaser) is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


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

            SECTION 2.5 Consents and Approvals; No Violations. Except for: (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (b) matters specifically described in Section 2.5 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will require on the part of Seller or the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or government agency (a "Governmental Entity"), except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not have a Company Material Adverse Effect and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or the ability of Purchaser to own and operate the Company upon and after the consummation of such transactions. Except as disclosed in Section 2.5 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will: (i) violate any provision of the articles of incorporation or by-laws of Seller or the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or the Company is a party or by which their properties or assets may be bound, or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller or the Company or any of their properties or assets, except in each case for such violations, breaches or defaults as would not have a Company Material Adverse Effect and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or the ability of Purchaser to own and operate the Company upon and after the consummation of such transactions.

            SECTION 2.6 Financial Statements.

            (a) Seller has delivered to Purchaser copies of audited statutory financial statements of the Company as of and for the years ended December 31, 1997 and 1998, and unaudited financial statements as of and for the quarter ended September 30, 1999 as filed with the New Hampshire Insurance Department (collectively, the "SAP Financial Statements"). The SAP Financial Statements were prepared in conformity with accounting practices prescribed or permitted by the State of New Hampshire ("SAP"). Each of the balance sheets included in the SAP Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and each of the statements of operations included in the SAP Financial Statements fairly presents in all material respects the results of operations of the Company for the period therein set forth, in each case in accordance with SAP.


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            (b) The Interim SAP Financial Statements (as defined in Section 4.6 below) will be prepared in conformity with SAP. Each of the balance sheets included in all such Interim SAP Financial Statements will fairly present in all material respects the financial position of the Company as of its date, and each of the statements of operations included in all such Interim SAP Financial Statements will fairly present in all material respects the results of operations of the Company for the period therein set forth, in each case in accordance with SAP. With respect to the Interim SAP Financial Statement for the financial reporting period immediately preceding the Closing Date, the Company's statutory surplus as regards to policyholders reflected in such Interim SAP Financial Statement shall be not less than $7,200,000.

            (c) Notwithstanding any other provision of this Agreement (including Sections 2.6, 2.7 and 2.17), Seller makes no representation or warranty that the insurance reserves of the Company for future insurance policy benefits, losses, claims and expenses are adequate or sufficient and nothing in this Agreement is intended to, or shall be construed to, provide a guaranty of the adequacy or sufficiency of such reserves as shown in the SAP Financial Statements.

            SECTION 2.7 No Undisclosed Liabilities. As of September 30, 1999, the Company had no material liabilities or obligations except: (a) as disclosed in Section 2.7 of the Disclosure Schedule, (b) liabilities and obligations reflected in the interim unaudited balance sheet of the Company as of September 30, 1999 included in the SAP Financial Statements, and (c) liabilities and obligations incurred in the ordinary course of business that are not required to be reflected in a balance sheet prepared in accordance with SAP (assuming the same application of SAP as was used in preparing the SAP Financial Statements) and that would not, individually or collectively, have a Company Material Adverse Effect.

            SECTION 2.8 Absence of Certain Changes. Except as: (a) disclosed in the SAP Financial Statements, (b) disclosed in Section 2.8 of the Disclosure Schedule, or (c) contemplated by this Agreement, since September 30, 1999, the Company has not: (i) suffered any change constituting a Company Material Adverse Effect; (ii) amended its articles of incorporation or by-laws; (iii) split, combined or reclassified the Shares or issued additional Shares; (iv) declared or set aside or paid any dividend or other distribution with respect to the Shares, (v) made any material changes in the compensation or benefits of the Company's employees other than changes made in the ordinary course of business,
(vi) materially changed its accounting principles, practices or methods, except as required by SAP or applicable law, or (vii) granted any options under any stock option plan or similar program.

            SECTION 2.9 Employee Benefit Plans; ERISA.


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

            (a) Section 2.9(a) of the Disclosure Schedule sets forth a list of all material employee benefit plans, programs and agreements, (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company, would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA for the benefit of employees of the Company ("Benefit Plans").

            (b) With respect to each Benefit Plan, Seller has made available to Purchaser complete copies of all existing plan documents (including all amendments thereto) and, where applicable, the most recent summary plan description, all other material employee communications and the most recent Internal Revenue Service determination letter, if any, relating to such Benefit Plan.

            (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except where the failure to so administer such plan would not reasonably be expected to have a Company Material Adverse Effect.

            (d) Except as disclosed in Section 2.9(d) of the Disclosure Schedule, no Benefit Plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment other than (i) to the extent required by applicable law, (ii) death benefits under any "pension plan" (as defined in Section 3(2) of ERISA) or (iii) benefits the full cost of which is borne by the current or former employees (or their beneficiaries).

            SECTION 2.10 Litigation. Except as disclosed in Section 2.10 of the Disclosure Schedule, as of the date of this Agreement there is no action, suit or proceeding pending or, to the knowledge of Seller or the Company, threatened, involving the Company by or before any Governmental Entity or by any third party that is reasonably likely to have a Company Material Adverse Effect.

            SECTION 2.11 No Default; Compliance with Applicable Laws.

            (a) The Company is not in default or violation of any term, condition or provision of: (i) its articles of incorporation or by-laws; (ii) any of its Material Agreements (as hereinafter defined); (iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, or Permit (as hereinafter defined) applicable to the Company including, without limitation, laws, rules and regulations relating to the environment, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious, age or sex discrimination, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not


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

reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 2.11, the Company has not received any written notice from any Governmental Entity alleging any violation of the type described in clause (iii) above or directing the Company to take any remedial action, in any case which has not been settled or otherwise finally resolved or which would reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company has been duly authorized by all applicable state insurance regulatory authorities to issue the insurance policies that it is currently writing in the respective states in which it conducts its business, except for authorizations the failure to have which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has all other material licenses, permits, consents, approvals and authorizations of any Governmental Entity ("Permits") necessary to conduct its business in the manner and in the jurisdictions in which it is presently being conducted, and all such Permits are valid and in full force and effect, except where the failure to have such a Permit or the invalidity or ineffectiveness thereof would not, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 2.12 Taxes. Except as disclosed in Section 2.12 of the Disclosure
      Schedule:

            (a) The Company has: (i) timely filed or caused to be filed all Tax Returns (as hereinafter defined) required to be filed by it other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and all such returns were true, correct and complete in all material respects when filed, and (ii) paid or accrued (in accordance with SAP) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by the Company.

            (b) There are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or any consolidated Tax Return in which the Company has joined.

            (c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

            (d) The Company is not a party to any agreement providing for the allocation or sharing of Taxes.

            (e) There are no material statutory liens for Taxes upon the assets of the Company which are not provided for in the SAP Financial Statements, except liens for


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

Taxes not yet due and payable and liens for Taxes that are being contested in good faith. Section 2.12 of the Disclosure Schedule sets forth an accurate and complete list of all contested liens for Taxes.

            (f) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, gross income, net income, gross receipts, premium, privilege, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (including, without limitation, any state or local government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

            SECTION 2.13 Properties Used in Business. The Company has sufficient title, leaseholds or rights to all real and tangible personal property used by it to conduct its business as currently conducted in all material respects.
Section 2.13 of the Disclosure Schedule lists all real property owned by the Company. All tangible personal property used by the Company in conducting its business has been adequately maintained for its continued use, reasonable wear and tear excepted.

            SECTION 2.14 Intellectual Property. There are no pending or, to the knowledge of Seller or the Company, threatened claims of which the Company has been given written notice, by any person against the Company's use of any trademarks, trade names, service marks, service names, mark registrations, logos, corporate names, assumed names and copyright registrations, which are or have been owned by the Company or used by it in its business as currently conducted (collectively, the "Company Intellectual Property"). The Company has such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as is necessary to permit it to conduct its business as currently conducted, except where the failure to have such rights would not have a Company Material Adverse Effect. Section 2.14 of the Disclosure Schedule sets forth an accurate and complete list of all trademarks, trade names, service marks, service names, logos, corporate names and assumed names, to the knowledge of Seller, used by the Company since 1995.

            SECTION 2.15 Contracts. Seller has delivered or made available to Purchaser copies of all written Material Agreements (as hereinafter defined). Except as set forth in Section 2.15 of the Disclosure Schedule, each Material Agreement is in full force and effect and, to the knowledge of Seller and the Company, is valid and


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

enforceable by the Company in accordance with its terms. Except as set forth in
Section 2.15 of the Disclosure Schedule, the Company is not in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement except for such defaults the effect of which, individually or in the aggregate, would not have a Company Material Adverse Effect. To the knowledge of Seller and the Company, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Agreement. As used in this Agreement, "Material Agreement" shall mean each agreement, arrangement, instrument, bond, commitment, franchise, indemnity, indenture, lease, license or understanding to which the Company is a party or to which any of its properties is subject, that:
(i) obligates the Company to pay an amount in excess of $75,000 in any twelve-month period beginning after December 31, 1998; (ii) provides for the extension of credit by or to the Company in excess of $75,000; (iii) provides for a guaranty by the Company of obligations of others in excess of $75,000;
(iv) constitutes an employment agreement, severance agreement or personal service contract not terminable on less than sixty (60) days' notice without penalty; (v) constitutes a reinsurance agreement or treaty under which the Company is a reinsured or is the reinsurer, or (vi) expressly limits, in any material respect, the ability of the Company to engage in any line of business, compete with any person or expand the nature or geographic scope of its business. Notwithstanding the foregoing, the term "Material Agreement" does not include insurance policies issued by, or agreements with insurance agents and brokers entered into by, the Company in the ordinary course of business.

            SECTION 2.16 Labor Matters. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller or the Company, threatened against the Company.

            SECTION 2.17 Reserves. All insurance reserves reflected in the SAP Financial Statements have been computed in all material respects in accordance with SAP and in accordance with sound reserving principles, consistently applied; provided that the foregoing representation does not and is not intended to constitute in any way a representation or guaranty as to the adequacy or sufficiency of the insurance reserves of the Company.

            SECTION 2.18 Insurance Producers. Section 2.18 of the Disclosure Schedule sets forth a summary description of the compensation arrangements in place on the date of this Agreement with the Company's insurance agents, managers, brokers and other producers, which summary is true and complete in all material respects. Seller has provided to Purchaser copies of each form of agreement in place on the date of this Agreement between the Company and its insurance producers.


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

            SECTION 2.19 Certificates of Authority. Section 2.19 of the Disclosure Schedule lists all certificates of authority that have been issued to the Company by state insurance regulatory authorities, including the lines of insurance which are permitted to be written with respect to each such certificate. Except as otherwise described in Section 2.19 of the Disclosure Schedule, no certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Seller or the Company is there a reasonable basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor is the Company operating under any formal or informal agreement or understanding with any insurance regulatory authority which restricts its authority to do business or to take, or refrain from taking, any action.

            SECTION 2.20 Related Party Transactions. Except as disclosed in
Section 2.20 of the Disclosure Schedule, the Company has made no loans to any of its officers, directors or employees or the officers, directors or employees of any affiliate (as defined in Section 3.6) of the Company which remain outstanding nor has the Company entered into any agreement for the purchase or sale of property or services from or to any affiliate or any such director, officer or employee.

            SECTION 2.21 Year 2000. The computer software and hardware used by the Company or its affiliates in the operation of the Company's business, including, without limitation, the computer software and hardware that will be used in connection with the policy administration services contemplated by
Section 4.10 below, are capable of accurately recording, storing, processing and presenting calendar dates falling on or after January 1, 2000, as well as date-dependent data, without degradation of the functionality or performance of such software or hardware, which would have a Company Material Adverse Effect.
Section 2.21 of the Disclosure Schedule lists all material computer software and hardware used by the Company or its affiliates in the operation of the Company's business.

            SECTION 2.22 Brokers or Finders. Neither Seller nor the Company has retained or engaged any agent, broker, finder, investment banker, financial advisor or other similar firm or person in connection with any of the transactions contemplated by this Agreement.

            SECTION 2.23 Stock Option Plans. Neither the Seller, the Company nor any affiliate of Seller or the Company has any stock option plan or similar arrangement that (i) entitles or has entitled any officer, director, employee or agent of the Company to purchase or otherwise acquire any securities of the Company, or (ii) after the consummation of the transactions contemplated by this Agreement will entitle any such officer, director, employee or agent to purchase or otherwise acquire any securities of Purchaser or any affiliate of Purchaser.


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            SECTION 2.24 Trinity Quota Share Reinsurance Agreement. Trinity
Universal Insurance Company ("Trinity"), an affiliate of the Company, has sufficient assets to meet Trinity's reinsurance payment obligations under that certain Quota Share Reinsurance Agreement dated as of June 17, 1999 between the Company and Trinity (the "Quota Share Reinsurance Agreement").

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

            SECTION 3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            SECTION 3.2 Authorization; Validity of Agreement; Necessary Action. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate proceedings, and no other corporate action on the part of Purchaser or its shareholders is necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser (and assuming due and valid authorization, execution and delivery hereof by Seller) is a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except that: (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            SECTION 3.3 Consents and Approvals; No Violations. Except for: (a) filings pursuant to the HSR Act, (b) approvals or consents of Governmental Entities under insurance holding company laws of the State of New Hampshire, (c) filings of such pre-acquisition notifications as may be required in certain states, and (d) matters specifically described in the written schedule delivered by Purchaser to Seller at or prior to the execution of this Agreement and attached hereto (the "Purchaser's Consent Schedule"), neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will require on the part of Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity. Except as described in the Purchaser's Consent Schedule, neither the execution, delivery or performance of this Agreement by Purchaser


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

nor the consummation by Purchaser of the transactions contemplated hereby will:
(i) violate any provision of the articles of incorporation or by-laws of Purchaser; or (ii) except for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement, (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation that is material to Purchaser and to which Purchaser is a party or by which its properties or assets may be bound, or (b) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

            SECTION 3.4 Acquisition for Investment. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

            SECTION 3.5 Financing. Purchaser has, and at all times through the Closing will have, available to it sufficient funds to consummate its purchase of the Shares and the other transactions contemplated by this Agreement.

            SECTION 3.6 Brokers or Finders. Neither Purchaser or any of its subsidiaries or affiliates has retained or engaged any agent, broker, finder, investment banker, financial advisor or other similar firm or person in connection with any of the transactions contemplated by this Agreement, except for Philo Smith & Co., Inc., and Cochran, Caronia & Co., whose fees and expenses will be paid by Purchaser in accordance with Purchaser's agreement with such firms. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

            SECTION 3.7 Exclusivity of Seller's Representations. In entering into this Agreement, Purchaser acknowledges and agrees that: (i) Seller makes no representations or warranties relating in any way to the Company or the Shares except as specifically set forth in Article II and the related Disclosure Schedule and neither Seller, the Company, nor any of their affiliates, nor any persons acting on their behalf, has made or is authorized to make any other representations or warranties; and (ii) neither Seller, the Company nor any of their affiliates shall be liable to Purchaser in contract, tort or otherwise for any information supplied to Purchaser or any statements made to Purchaser except for information or statements contained in Article II and the Disclosure Schedule subject, in each case, to the limitations and requirements for indemnification contained in this Agreement.

                                   ARTICLE IV
                                    COVENANTS

            SECTION 4.1 Interim Operations of Company. Seller covenants and agrees that, except: (i) as contemplated by this Agreement, (ii) as disclosed in the Disclosure Schedule, or (iii) with the prior written consent of Purchaser, after the date hereof and prior to the Closing Date:

            (a) the business of the Company shall be conducted only in the ordinary and usual course;

            (b) the Company will not amend its articles of incorporation or by-laws;

            (c) the Company will not: (i) split, combine or re-classify the Shares; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares; (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

            (d) the Company will not: (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend in any material respect any existing employee benefit plan sponsored by it, except as may be required by applicable law, or (ii) increase any compensation, award or pay any bonuses or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers, directors or employees, except for normal compensation increases in the ordinary and usual course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans or practices;

            (e) except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, the Company will not acquire, sell, lease or dispose of any assets which in the aggregate are material to the Company;

            (f) the Company will not: (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to the Company; (iii) make any material loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice; (iv) pledge or otherwise encumber the Shares; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to any such asset;

            (g) the Company will not: (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business); (ii) authorize or make any new capital expenditures in excess of $75,000 in the aggregate except for those capital expenditures already planned or committed to on the date of this Agreement and which are listed in Section 4.1(g) of the Disclosure Schedule; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

            (h) except as a result of the 338(h)(10) election pursuant to
Section 4.2(h) below, the Company will not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

            (i) the Company will not materially change any of the accounting methods used by it unless required by SAP or applicable law;

            (j) except for the settlement in the ordinary course of its business of claims made under insurance policies issued or assumed by the Company, the Company will not settle or compromise any claim or litigation, which after insurance reimbursement is material to the Company, without the prior written consent of Purchaser, which consent will not be unreasonably withheld;

            (k) other than in the ordinary course of business, the Company will not terminate or materially amend any of its agreements with its agents and producers; and

            (l) neither Seller nor the Company will authorize or enter into an agreement to do any of the foregoing.

            SECTION 4.2 Tax Matters.

            (a) Tax Returns. Seller shall prepare and file, or cause to be prepared and filed, on a timely basis and in a manner consistent with prior returns, all Tax Returns (and any amendments thereto) of the Company for taxable periods ending on or before the Closing Date. Purchaser shall prepare and file, or cause the Company to prepare and file, all Tax Returns (and any amendments thereto) for taxable periods ending after the Closing Date.

            (b) Seller Indemnification. Seller shall be liable for, and shall indemnify and hold Purchaser harmless against, all Taxes of the Company payable for any taxable year or taxable period ending on or before the Closing Date, but only to the extent such Taxes exceed the amount of Taxes that have been reserved for in the financial records of the Company calculated on a SAP basis as of the Closing Date and provided that such financial records will not reflect any reserve or accrual for Taxes that result from the Section 338(h)(10) election described below in paragraph (h) of this Section 4.2; provided, however, that Seller shall not be liable for, nor shall such indemnification and hold harmless apply to, any Taxes resulting from the net unearned premium reserve transfer by Trinity to the Company pursuant to the Reinsurance Termination contemplated by Section 4.11 below. To appropriately apportion any income taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such income taxes to the taxable period ending on or before the Closing Date by a closing of the Company's books consistent with its past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis. To appropriately apportion any non-income taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such non-income taxes to the taxable period ending on or before the Closing Date as follows: (w) premium taxes shall be accrued based on statutory premium recorded in the financial records of the Company, (x) ad valorem Taxes (including, without limitation, real and personal property taxes) shall be accrued on a monthly basis over the period for which such taxes are levied, or if it cannot be determined over the period such taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such taxes, (y) all Taxes relating to actions outside the ordinary course of business occurring on or after the Closing on the Closing Date shall be apportioned to the period ending after the Closing Date, and (z) franchise and other privilege taxes not measured by income shall be accrued on a monthly basis over the period to which the privilege relates.

            (c) Purchaser Indemnification. Except as otherwise provided in (b) above, the Purchaser and the Company shall be liable for, and shall indemnify and hold Seller and its affiliates harmless against, any and all Taxes imposed on the Company relating or apportioned to any taxable year or portion thereof ending after the Closing Date.

            (d) Refunds or Credits. Purchaser or the Company shall promptly pay to Seller any refunds or credits (including interest thereon) relating to Taxes for taxable periods ending on or prior to the Closing Date. For purposes of this Section (d), the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Seller, Purchaser shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes; provided, however, that Purchaser shall not be required to file such claims for refund to the extent such claims for refund would have a Company Material Adverse

Effect in future periods or to the extent the claims for refund relate to a carryback of an item. Purchaser shall be entitled to all other refunds and credits of Taxes; provided, however, it will not allow the amendment of any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Seller's prior written consent.

            (e) Mutual Cooperation. As soon as practicable, but in any event within 30 days after either Seller's or Purchaser's request, as the case may be, Purchaser shall deliver to Seller or Seller shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Purchaser or the Company to satisfy their accounting or Tax requirements. From and after the Closing until the applicable statute of limitations has expired, Purchaser and Seller shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 4.2(e). After the applicable statute of limitations has expired, Purchaser or Seller may dispose of such information, books and records, provided that prior to such disposition, Purchaser or Seller shall give the other party prior written notice of its intent to dispose and the opportunity to take possession of such information, books and records.

            (f) Contests. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, if informed of such an assertion, promptly inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under the Agreement. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller are liable under this Agreement.

            (g) Resolution of Disagreements Between Seller and Purchaser. If either Seller or Purchaser disagrees as to the amount of Taxes for which it may be liable under this Agreement, it shall promptly consult the other party to resolve such dispute. If any such point of disagreement cannot be resolved within 60 days of the date of the initial consultation, Seller and Purchaser shall within 10 days after such 60-day period jointly select a nationally recognized independent public accounting firm other than KPMG LLP, PricewaterhouseCoopers, LLP, or any other such firm then serving as the principal auditing firm for either Seller or Purchaser (the "Accounting Firm"), to act as an arbitrator to resolve, within 60 days after its selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such Accounting Firm at the time of its selection. If the parties cannot agree on the selection of the Accounting Firm within such ten-day period, then the parties shall request the American Arbitration Association to select an Accounting Firm that so far as possible otherwise satisfies the requirements set out in this paragraph. All fees and expenses of the Accounting Firm (and, if necessary, the fees and expenses of the American Arbitration Association) in rendering a decision hereunder shall be borne equally by the parties.

            (h) Joint 338(h)(10) Election. Purchaser and Seller shall join in timely making an election under Section 338(h)(10) of the Code and similar elections under any applicable state or local income Tax laws with respect to the Company. Purchaser and Seller shall report the transactions consistent with such election under Section 338(h)(10) of the Code or any similar state or local Tax provision (the "Elections"). Purchaser and Seller shall timely execute any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state or local income Tax laws (the "Section 338 Forms")).

            Purchaser and Seller agree to use all reasonable efforts to enter into an agreement (the "Allocation Agreement") as soon as practicable after the Closing to determine the Modified Aggregate Deemed Sale Price ("MADSP"), pursuant to Section 338(h)(10) of the Code and the regulations thereunder, of the assets of the Company. Purchaser shall initially prepare a statement(s) setting forth a proposed computation and allocation of MADSP (the "Computation") and submit it to Seller no later than 150 days after the Closing. If within 30 days of Seller's receipt of the Computation, Seller shall not have objected in writing to such Computation, the Computation shall become the Allocation Agreement. If within 60 days of Seller's receipt of the Computation, Seller and Purchaser have not adopted an Allocation Agreement, the parties shall submit any disputed matter for resolution under the procedures described in paragraph (g) above, and cause the Accounting Firm to deliver a final, binding and conclusive written report resolving all such disputed matters within 30 days of the submission thereof to the Accounting Firm. Seller and Purchaser shall each cause the Section 338 Forms to be duly executed by an authorized person for Seller and Purchaser, respectively, within 30 days prior to the date such Section 338 Forms are required to be filed, and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

            (i) Survival of Obligations. The obligations of the parties set forth in this Section 4.2 shall be unconditional and absolute, and shall remain in effect indefinitely subject to applicable statutes of limitation.

            SECTION 4.3 Employee Matters.

            (a) Purchaser agrees to give any Company employees whom Purchaser elects not to retain in the employ of the Company following the Closing Date reasonable advance notice of their intended termination dates, but in no event less than 30 days' notice, and Purchaser further agrees to comply with all applicable "plant closing" and other laws governing the termination of employees.

            (b) With respect to any employee benefits that are provided after the Closing Date to the Company's employees under any of the employee benefit plans, programs, policies and arrangements, including vacation policies, of Purchaser or its affiliates ("Purchaser Plans"), service accrued by the Company's employees during their employment by Company prior to the Closing Date shall be recognized by Purchaser for purposes of determining eligibility and vesting in Purchaser Plans, but not for purposes of benefit accruals thereunder. With respect to any Purchaser Plan benefits provided to Company employees prior to January 1, 2001, Purchaser shall cause each Purchaser Plan to waive: (i) any preexisting condition restriction which was waived under the terms of any analogous Benefit Plan immediately prior to the Closing, or (ii) any waiting period limitation which would otherwise be applicable to a Company employee on or after the Closing to the extent such Company employee had satisfied any similar waiting period limitation under an analogous Benefit Plan prior to the Closing. Company employees shall also be given credit for any deductible or co-payment amounts paid and any Code Section 125 plan contributions forfeited in respect of the Benefit Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any Purchaser Plan for which deductibles or co-payments are required. For purposes of this Agreement, "Company employees" shall include those Company employees who, as of immediately prior to the Closing Date, are on lay-off, disability or leave of absence, paid or unpaid

            (c) Effective upon Closing, Seller shall cause the Company to terminate its participation in all employee benefit plans, including but not limited to stock option and other compensatory plans, sponsored or maintained by any affiliate of the Company.

            (d) Following the Closing: (i) Seller shall indemnify and hold Purchaser and its affiliates harmless against all Losses (as defined in Section 5.1(a)) arising under or with respect to any employee benefit plan in which the Company participates or which it maintains or sponsors, and for any COBRA continuation coverage provided by any such plan, in each case to the extent such Losses arise out of events or circumstances that occur prior to the Closing Date; and (ii) Purchaser shall indemnify and hold Seller and its affiliates harmless against all Losses arising under or with respect to any employee benefit plan in which the Company participates or which it maintains or sponsors, and for any COBRA continuation coverage provided by any such plan, in each case to the extent such Losses arise out of events or circumstances that occur on or after the Closing Date.

            (e) During the two years immediately following the Closing Date, Seller agrees that neither it nor any of its affiliates shall, without the written consent of Purchaser, employ or solicit the employment of any of the Company's employees identified on Schedule 4.3(e) attached hereto; provided, however, nothing herein shall prevent Seller or any of its affiliates from soliciting or employing any such employee who is terminated by the Company subsequent to the Closing Date.

            (f) The obligations of the parties set forth in this Section 4.3 shall be unconditional and absolute, and, except as otherwise expressly provided herein, shall remain in effect indefinitely subject to applicable statutes of limitation.

            SECTION 4.4 Publicity. Neither Purchaser nor Seller nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by law.

            SECTION 4.5 Approvals and Consents; Cooperation.

            (a) The parties hereto shall use all reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all Permits and third-party consents necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Purchaser and Seller shall have the right to review in advance, and shall consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, Company or Purchaser, as the case may be, and any of their respective affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item or correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof).

            (b) Seller and Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any other Governmental Entity in connection therewith.

            (c) Without limiting the generality of the foregoing, within 10 business days after the date hereof, Purchaser shall make a Form A filing with the New Hampshire Insurance Department with respect to the transactions contemplated hereby. Purchaser shall promptly make any and all other filings and submissions of information with state insurance departments which are required or requested by such insurance departments to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby. Seller agrees to furnish or to cause the Company to furnish Purchaser with such information and reasonable assistance as Purchaser may reasonably request in connection with its preparation of such Form A filing and other filings or submissions. Purchaser shall keep Seller fully apprised of its actions with respect to all such filings and submissions and shall provide Seller with copies of such Form A filing and other filings or submissions in connection with the transactions contemplated by this Agreement, provided that Seller shall keep confidential any portions of such filings indicated by Purchaser as confidential.

            (d) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

            SECTION 4.6 Updates by Seller. Seller shall give prompt notice to Purchaser of: (i) the occurrence of any event or circumstance that constitutes a Company Material Adverse Effect, (ii) the occurrence or failure to occur of an event that would cause any condition to the consummation of the transactions contemplated by this Agreement not to be satisfied, (iii) any notice or other communication received by Seller or the Company relating to a default or event which, with notice or lapse of time or both, would become a default under any Material Agreement, and (iv) any matter which, if it had occurred prior to the date of this Agreement, would have been required to be included in the Disclosure Schedule. During the period between the date of this Agreement and the Closing Date, Seller will deliver to Purchaser copies of all statutory financial statements of the Company filed with the New Hampshire Insurance Department during such period (collectively, the "Interim SAP Financial Statements").

            SECTION 4.7 Further Assurances. Each party hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

            SECTION 4.8 Intercompany Agreements and Balances. As of or prior to the Closing, other than with respect to Taxes and the Quota Share Reinsurance Agreement, Seller shall (i) settle, or cause to be settled, all intercompany balances between the Company, on the one hand, and Seller and any of Seller's other affiliates, on the other hand, and (ii) terminate, or cause to be terminated, each contract between the Company, on the one hand, and Seller and any of Seller's other affiliates, on the other hand.

            SECTION 4.9 Texas Insurance Business. Purchaser acknowledges and agrees that all in force insurance policies issued by the Company in the State of Texas prior to the date of this Agreement are intended to be renewed on insurance policies issued by Trinity. Following the Closing, Purchaser shall cause the Company to refrain from renewing any such policies or otherwise interfering with Trinity's renewal efforts with respect to such policies.

            SECTION 4.10 Transitional Policy Administration Assistance. For a period not to exceed fifteen (15) months following the Closing Date, Seller and its affiliates shall continue to provide policy administration services to the Company in the same manner and to the same extent as provided as of the date of this Agreement in support of the Company's business operations and for the purpose of assisting in the transition of such policy administration to systems and facilities provided by Purchaser. In providing such services, Seller and its affiliates shall use reasonable efforts to follow the Company's written administrative servicing guidelines in the possession of Seller and its affiliates as of the date of this Agreement. During the period in which Seller and its affiliates provide such transitional policy administration services, Purchaser shall pay to Seller the fees set forth on the attached Schedule 4.10. To the extent that any licensing fees or other charges are required to be paid to any third parties, including, without limitation, any computer software vendors, in connection with the performance of such transitional policy administration services, all such fees and charges directly attributable to the performance of such services shall be paid by Purchaser.

            SECTION 4.11 Reinsurance Termination. Contemporaneous with the Closing and immediately following the Seller's transfer of the Shares to the Purchaser, the Company and Trinity shall execute the Termination Addendum attached hereto as Exhibit A effecting the termination of the Quota Share Reinsurance Agreement according to the terms of such Termination Addendum (the "Reinsurance Termination").

            SECTION 4.12 Name Change. To the extent necessary following the Closing, Purchaser shall cause the Company to complete as soon as practicable the process of changing its corporate name and doing business designation in each jurisdiction in which the Company is qualified to a name that does not include the words

"White Mountains." On and after the Closing, Purchaser shall cause the Company to refrain from using the name "White Mountains" in any manner for commercial purposes, except as otherwise necessary for the Company to comply with regulatory requirements pending completion of such name change. The obligations of the Purchaser set forth in this Section 4.12 shall remain in effect until such time as the name change contemplated herein is completed.

            SECTION 4.13 Maine Guaranty. With respect to that certain Unconditional Guaranty in which Seller guarantees to the Maine Insurance Superintendent (the "Superintendent") that Seller will maintain the Company's capital and surplus each in the amount of $2,500,000 (the "Guaranty"), each of Seller and Purchaser hereby agrees to in good faith cooperate with the other and use its best efforts to obtain prior to Closing the Superintendent's written approval to either (i) terminate all rights and obligations under the Guaranty ("Termination Approval"), or (ii) permit the Purchaser to assume Seller's obligations, and be substituted for Seller, under the Guaranty such that Seller shall have no further liability or obligation thereunder on terms and conditions satisfactory to the Superintendent, Seller and Purchaser ("Novation Approval"). If Termination Approval is obtained prior to Closing, Seller shall terminate all rights and obligations under the Guaranty as soon as practicable following receipt of such approval, and shall promptly deliver to the Superintendent and Purchaser a copy of the written termination instrument. If Novation Approval is obtained prior to Closing, Purchaser shall execute and deliver to each of the Superintendent and Seller contemporaneous with the Closing a written instrument reasonably satisfactory in form and substance to the Superintendent, Seller and Purchaser providing for the assumption by Purchaser of the obligations of Seller, and substitution of Purchaser for Seller , under the Guaranty as provided herein. In the event that neither Termination Approval nor Novation Approval is obtained prior to Closing, Purchaser shall cause the Company to withdraw from the State of Maine, and surrender its Maine Certificate of Authority, as soon as practicable after the Closing, but in no event later than the first anniversary of the Closing; provided, however, if the Superintendent otherwise approves the termination of the Guaranty after the Closing during the pendency of the Company's withdrawal from Maine such that Seller shall have no further liability or obligation thereunder, the Company may terminate the withdrawal process and remain licensed to do business in Maine. If the Company becomes obligated to withdraw from Maine as provided herein, Purchaser shall cause the Company to refrain from issuing and, to the extent permitted by law, renewing any policies of insurance in Maine until such time as the Guaranty is terminated such that that Seller shall have no further liability or obligation thereunder; this obligation shall survive Closing indefinitely. If the Company withdraws from Maine, it shall not thereafter re-enter Maine unless the Guaranty has first been terminated such that Seller shall have no further liability or obligation thereunder; this obligation shall survive Closing indefinitely. Except as otherwise provided herein, the obligations of Seller and Purchaser set forth in this Section 4.13 shall remain in effect until the earlier to occur of
(i) the termination of the Guaranty such that Seller shall have no further liability or obligation thereunder, (ii) the Purchaser's assumption of the Guaranty such that Seller shall have no further liability or obligation thereunder, or (iii) the Company's withdrawal from Maine, all as contemplated herein.

                                    ARTICLE V
                                 INDEMNIFICATION

            SECTION 5.1 Indemnification. None of the provisions of this Section
5.1 shall apply to the claims, obligations, liabilities, covenants and representations under Section 4.2 or 4.3, which shall be governed solely by the terms thereof.

            (a) Indemnification by Seller. Subject to the limits and other requirements set forth in this Section 5.1, Seller agrees to indemnify, defend and hold each of Purchaser and the Company, and their respective officers, directors, agents and affiliates, harmless from and in respect of any and all losses, damages, costs and reasonable expenses including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals (collectively, "Losses"), that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or the Disclosure Schedule, or (ii) any violation or breach by Seller or any affiliate of Seller of the Stock Acquisition Agreement dated as of February 10, 1999 by and between Unitrin and Fund American Enterprises Holdings, Inc. (the "Fund American Agreement") or any other agreement entered into by Seller or any affiliate of Seller in connection with the Fund American Agreement or the transactions contemplated thereby; provided, however, that Seller shall have no liability to Purchaser as a result of the inaccuracy of any representation or the breach of any warranty to the extent that Purchaser knew that such representation or warranty was inaccurate prior to the Closing Date.

            (b) Indemnification by Purchaser. Subject to the limits and other requirements set forth in this Section 5.1, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors, agents and affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement or (ii) the Guaranty; provided, however, that Purchaser shall have no liability to Seller as a result of the inaccuracy of any representation or the breach of any warranty to the extent that Seller knew that such representation or warranty was inaccurate prior to the Closing Date.

            (c) Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties contained in Article II and
Article III shall survive the Closing Date and will remain in full force and effect thereafter for a period of one year from the Closing Date except for the representations and warranties contained in Section

2.3, which shall survive the Closing Date indefinitely. The covenants contained in Article IV shall survive the Closing Date and will remain in full force and effect for a period of one year from the Closing Date except as otherwise specifically provided in Article IV. All other agreements and undertakings in this Agreement shall survive the Closing Date indefinitely.

            (d) Limitations. Regardless of anything to the contrary contained in this Agreement: (i) neither party shall be entitled to recover from the other party under this Section 5.1 unless and until the total of all claims for Losses with respect to any inaccuracy of any representations or the breach of any warranties, covenants, undertakings or other agreements exceeds $250,000 and then only for the amount by which such claims for Losses exceed $250,000; (ii) neither party shall be entitled to recover from the other party more than the Purchase Price in the aggregate pursuant to this Section 5.1, and (iii) neither party shall be obligated to indemnify the other party for any consequential, incidental or punitive damages sustained by such other party.

            (e) Notice and Opportunity to Defend. If there occurs an event that a party asserts is an indemnifiable Loss pursuant to Section 5.1(a) or 5.1(b), the party seeking indemnification (the "Indemnitee") shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly but in all cases within the applicable survival period specified in Section 5.1(c). If such event involves any claim or the commencement of any action or proceeding by a third person, the Indemnitee will permit the Indemnifying Party to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee and, after notice to the Indemnitee of the Indemnifying Party's election to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof. The Indemnitee will cooperate fully with the Indemnifying Party and its counsel in the defense against any such claim, action or proceeding. The Indemnitee shall have the right to participate at its own expense in the defense thereof but in no event shall an Indemnifying Party be liable for any settlement effected by the Indemnitee without its consent.

            (f) Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of an Indemnitee pursuant to this Section 5.1 shall be adjusted (including, without limitation, retroactively): (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee or any of its affiliates in reduction of the related indemnifiable Loss (the "Indemnifiable Loss"), and (ii) to take account of any tax benefit realized as a result of any Indemnifiable Loss. If an Indemnitee or any of its affiliates shall have been indemnified under this Section 5.1 in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds or realize any tax benefit in connection with such Indemnifiable Loss, then the Indemnitee shall promptly notify the Indemnifying Party of the amount and nature of such proceeds and benefits and pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit but in no event more than the amount previously received by the Indemnitee under this Section 5.1 in respect of the Indemnifiable Loss; provided, however, that in the case of any tax benefit realized by an Indemnitee as a result of an Indemnifiable Loss, the Indemnitee shall not be required to pay an Indemnifying Party, in any one (1) tax year, an amount greater than the portion of such tax benefit allocable to that tax year.

            (g) Each Indemnitee shall be obligated to use all reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee failed to comply with the foregoing obligation.

            (h) Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

            (i) Neither Seller nor Purchaser shall have any right to set-off any Losses against any payments to be made by such party or parties pursuant to this Agreement, except as otherwise expressly provided herein.

            (j) Following the Closing, the indemnification provided for in
Section 5.1 hereof shall be the sole and exclusive remedies of Seller and Purchaser and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any inaccuracy of any representation or any breach of any warranty, covenant, undertaking or other agreement contained in this Agreement (except for the covenants contained in Sections 4.2 and 4.3, which are separately governed by the terms thereof) and neither Seller nor Purchaser shall be entitled to a recission of this Agreement or to any further rights or remedies of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise) all of which Seller and Purchaser hereby waive, provided nothing herein is intended to waive any claims for intentional fraud.

                                   ARTICLE VI
                                   CONDITIONS

            SECTION 6.1 Conditions to Each Party's Obligation to Effect the Closing. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

            (a) no arbitrator or Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement;

            (b) any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated; and

            (c) all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

            SECTION 6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

            (a) the representations and warranties of Seller in this Agreement that are not qualified as to materiality shall be true in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all material respects only as of such date or with respect to such period);

            (b) the representations and warranties of Seller in this Agreement that are qualified as to materiality shall be true in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all respects only as of such date or with respect to such period);

            (c) Seller shall have performed in all material respects the obligations hereunder required to be performed by it at or prior to the Closing Date;

            (d) the Company shall not have suffered any Company Material Adverse Effect;

            (e) Each member of the Company's board of directors shall have tendered his resignation as a director in writing, effective as of the Closing;

            (f) Purchaser shall have received a certificate signed by the President or a Vice President of Seller, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a), (b), (c) and (d) of this
Section 6.2 have been satisfied, provided that, the officer signing such certificate shall not be personally liable for its contents; and

            (g) Seller shall have delivered to Purchaser a certificate certifying that, to the best of Seller's knowledge and except as may otherwise be described in such certificate, no events or circumstances have occurred or exist between the date of the Interim SAP Financial Statement for the financial reporting period immediately preceding the Closing Date and the Closing Date that would reduce the Company's statutory surplus as regards to policyholders to less than $7,200,000, as calculated in accordance with SAP.

            SECTION 6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following further conditions:

            (a) the representations and warranties of Purchaser in this Agreement that are not qualified as to materiality shall be true in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all material respects only as of such date or with respect to such period);

            (b) the representations and warranties of Purchaser in this Agreement that are qualified as to materiality shall be true in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need to be true in all respects only as of such date or with respect to such period);

            (c) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date; and

            (d) Seller shall have received a certificate signed by the President or a Vice President of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a), (b) and (c) of this Section 6.3 have been satisfied, provided that, the officer signing such certificate shall not be personally liable for its contents.

                                   ARTICLE VII
                                   TERMINATION

            SECTION 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

            (a) by the mutual consent of Seller and Purchaser;

            (b) by Seller or Purchaser;

                  (i) if the Closing shall not have occurred on or prior to February 29, 2000; provided, however, that the right to terminate this Agreement under this Section 7. l(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall have used their best efforts to lift prior to February 29, 2000), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

            (c) by Seller if Purchaser: (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein, or (y) breaches its representations and warranties in any material respect such that the conditions set forth in Section 6.1 or Section
6.3 would not be satisfied; provided, however, that if any such breach (i) does not relate to Purchaser's representation and warranty contained in Section 3.5 hereof and (ii) is curable by Purchaser through the exercise of its best efforts and for so long as Purchaser shall be using its best efforts to cure such breach, the Seller may not terminate this Agreement pursuant to this Section 7.1(c) prior to February 29, 2000 as a result of such breach; or

            (d) by Purchaser if Seller: (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein, or (y) breaches its representations and warranties in any material respect and such breach would have a Company Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; provided, however, that if any such breach is curable by Seller through the exercise of Seller's best efforts and for so long as Seller shall be using its best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 7.1(d) prior to February 29, 2000 as a result of such breach.

            SECTION 7.2 Procedure for and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

            (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

            (b) all confidential information received by any party hereto with respect to the business of any other party or its subsidiaries or affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

            (c) neither party to this Agreement will have any liability under this Agreement to the other except: (i) as stated in subparagraphs (a) and (b) of this Section 7.2, (ii) for any willful breach of any provision of this Agreement, and (iii) as provided in the Confidentiality Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            SECTION 8.1 Governing Laws and Consent to Jurisdiction. The laws of the State of Illinois (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois and the Federal courts of the United States of America located in the State of Illinois (and the Illinois State and Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

            SECTION 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

            SECTION 8.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered: (a) by hand or by Federal Express or a similar overnight courier, (b) by United States certified mail as evidenced by a signed return receipt, or (c) by facsimile transmission as evidenced by a machine-generated printout indicating successful transmission of the entire document (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the party for whom intended at the address or fax number set forth below (or at such other address or fax number for a party as shall be specified by like notice, provided, however, that any notice of change of address or fax number shall be effective only upon receipt):

            (a)  if to Purchaser, to:

                              Motor Club of America
                              95 Route 17 South
                              Paramus, New Jersey 07653-0931
                              Telephone No.: (201)291-2000
                              Fax No.: (201)291-2125
                              Attention: Patrick J. Haveron, CEO and CFO

                              with a copy to:

                              Sills Cummis Radin Tischman Epstein & Gross
                              One Riverfront Plaza
                              Newark, New Jersey  07102
                              Telephone No.: (973)643-7000
                              Fax No.: (973)643-6500
                              Attention: Stanley U. North, III, Esq.

            (b)  if Seller, to:

                              Valley Insurance Company
                              c/o  Unitrin, Inc.
                              One East Wacker Drive
                              10th Floor
                              Chicago, Illinois  60601
                              Telephone: (312)661-4600
                              Fax: (312) 661-4941
                              Attention: General Counsel

            SECTION 8.4 Interpretation.

            (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president or chief financial officer and any officer superior to any of the foregoing, of the referenced party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above in the preamble of this Agreement. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in the City of Chicago are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            (b) The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

            (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

            SECTION 8.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

            SECTION 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Disclosure Schedule, and the Confidentiality Agreement between Unitrin and Purchaser entered into on September 23, 1999 (the "Confidentiality Agreement")
(i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except as expressly provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            SECTION 8.8 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 hereof in any such action or proceeding by mailing copies thereof by certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

            SECTION 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

            SECTION 8.10 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

            SECTION 8.11 Waivers. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by such other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     VALLEY INSURANCE COMPANY

                                     By: s/Eric J. Draut
                                     Name: Eric J. Draut
                                     Title: Assistant Vice President & Assistant
                                            Treasurer


                                     MOTOR CLUB OF AMERICA

                                     By:s/Patrick J. Haveron
                                     Name: Patrick J. Haveron
                                     Title: CEO and CFO

            ANNEX A -- INDEX OF DEFINED TERMS (not part of Agreement)

                                                            Defined in
Terms                                                         Section
-----                                                         -------

Affiliate ...................................................3.6
Agreement ...................................................Preamble
Benefit Plans ...............................................2.9(a)
Business Day ................................................8.4(a)
Certificates ................................................1.3(b)
Claim .......................................................4.1(j)
Closing .....................................................1.3(a-c)
Closing Date ................................................1.3(a)
Code ........................................................2.9(c)
Company .....................................................Preamble
Company Intellectual Property ...............................2.14
Company Material Adverse Effect .............................2.1
Confidentiality Agreement ...................................8.6
Disclosure Schedule .........................................2.2
Encumbrances ................................................1.1(a)
ERISA .......................................................2.9(a)
ERISA Affiliate .............................................2.9(a)
Financing ...................................................3.5
Governmental Entity .........................................2.5
Guaranty ....................................................4.13HSR Act 2.5
Indemnifiable Loss ..........................................5.1 (f)
Indemnifying Party ..........................................5.1 (e)
Indemnitee ..................................................5.1 (e)
Losses ......................................................5.1 (a)
Material Agreement ..........................................2.15
Permits .....................................................2.11(b)
Purchase Price ..............................................1.2
Purchaser ...................................................Preamble
Purchaser Plans .............................................4.3(b)
Quota Share Reinsurance Agreement ...........................2.24
Reinsurance Termination .....................................4.11
SAP..........................................................2.6(a)
SAP Financial Statements ....................................2.6(a)
Shares ......................................................Preamble
Subsidiaries ................................................2.2(b)
Tax Return ..................................................2.12(f)
Taxes .......................................................2.12(f)

        ANNEX B -- LIST OF SCHEDULES AND EXHIBITS (not part of Agreement)

                               Disclosure Schedule

                          Purchaser's Consent Schedule

                  Schedule 4.3(e) -- Non-Solicitation Employees

        Schedule 4.10 -- Transitional Policy Administration Services Fees

                        Exhibit A -- Termination Addendum